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                                                                   EXHIBIT 10.21

                                                                October 28, 1998

Robert W. Cross
Nanophase Technologies Corporation
453 Commerce Street
Burr Ridge, Illinois 60521


RE:  Agreement For Continued Employment and Separation

Dear Bob:

This will confirm that subject to approval of the Board of Directors and the Compensation Committee this letter agreement will constitute my agreement with Nanophase Technologies ("Nanophase") concerning my continued employment with and separation from Nanophase. We have agreed that I will continue in my employment until March 31, 1999, at which time I will receive severance pay equal to 9 months salary. Beginning April 1, 1999 and continuing through to March 31, 2000, I will serve as an independent consultant to Nanophase solely relating to existing PVS process technology for a period of twelve months. Nanophase will pay me a consulting fee on a monthly basis at a rate equal to half my gross salary. I agree to be reasonably available to perform such consulting, but it is understood by Nanophase that during the period of my consulting, I will be free to seek and obtain other employment, and that the scheduling of my consulting work for Nanophase will not conflict with the work schedule of such employment.

During the consulting period my stock options will continue to vest on the current schedule. At the conclusion of the consulting period, all stock options to which I am or may become entitled will vest, with the exception of the 8,985 options that vest on November 7, 2004 at $3.89, and 25,520 of the options that vest on July, 31 with a strike price of $3.81, as to which I will thereafter have no further interest. I will have two years from the end of the consulting period in which to exercise any stock options that have vested.

During the period of my consulting, Nanophase will pay my health insurance provided under COBRA, until such time as I obtain another job. We also agree that in the event that we agree to a shorter period of employment the rest of the terms of this agreement shall remain effective.


Very truly yours,             Agree to:


/s/ John C. Parker            /s/ Robert Cross
---------------------         -------------------------------
John C. Parker                Nanophase Technologies Corporation
                              By: Robert W. Cross, President and CEO